EXHIBIT 10.12

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between Carl A.  Marchetto for himself and on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Mr.  Marchetto”), and Alliant Techsystems Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

WHEREAS, Mr.  Marchetto’s employment shall end as provided in this General Release.  In consideration of Mr.  Marchetto signing and complying with this General Release, ATK agrees to provide him with certain payments and other valuable consideration described below.  Further, ATK and Mr.  Marchetto desire to resolve and settle any and all potential disputes or claims related to his employment or termination of employment.

WHEREAS, ATK has expended significant time and money on promotion, advertising, and the development of goodwill and a sound business reputation through which ATK has developed a list of customers and spent time and resources to learn the customers’ needs for ATK’s services and products.  This information is a valuable, special and unique asset of ATK’s business, which Mr.  Marchetto acknowledges constitutes confidential and proprietary information.

WHEREAS, ATK has expended significant time and money on technology, research, and development through which it has developed products, processes, technologies and services that are valuable, special and unique assets of ATK’s business, which Mr.  Marchetto acknowledges constitute confidential and proprietary information.

WHEREAS, the disclosure to or use by third parties of any of ATK’s confidential or proprietary information, or trade secrets, or Mr.  Marchetto unauthorized use of such information or trade  secrets would seriously harm ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.

THEREFORE, ATK and Mr.  Marchetto (the “Parties”) mutually agree to the following terms and conditions:

1.                                       Last Day of Employment.  Mr. Marchetto’s employment with ATK is terminated effective January 2, 2009.

(a)                                  Final Paycheck.  ATK will pay Mr. Marchetto for all salary earned through the effective date of the termination of his employment with ATK.  ATK will also pay for any accrued, but unused vacation/PTO.  Mr. Marchetto’s continuing right, if any, under all other ATK employee benefits plans will be governed by those plans.

(b)                                 Restricted Stock.  Mr. Marchetto has one unvested restricted stock award which was granted on December 31, 2007, for 7300 shares.  Pursuant to the Restricted Stock Award Agreement, 3650 shares (which is 1/2 of the original grant) will vest on December 31, 2008.  Also pursuant to that agreement, the other 3650 shares will vest upon his termination date of January 2, 2009.

(c)                                  Performance Share and Cash Incentive Payment.  Mr. Marchetto has a Performance Share Award Agreement for the Measuring Period of ATK fiscal year 2009 through 2011.  In accordance with that Performance Award Agreement, Mr. Marchetto will receive a prorated number of performance shares and a prorated cash incentive payment; this proration is 9/36.  The number of shares delivered and the amount of any cash payment depend on the plan terms and whether and to what extent ATK meets the objectives that were established when the performance award was granted.

ATK expects to make payment of this award following the completion of the performance period which ATK currently expects to be in May 2011; but in no event will the payment be later than the last day in the calendar year in which the performance period ends.  All payments will be taxed in accordance with the federal and state tax laws that apply and ATK practice and will be subject to the terms of the applicable Performance Award Agreements.

(d)                                 Executive Incentive Plan.  Mr. Marchetto will be eligible to receive an Executive Incentive Plan (EIP) payment for ATK Fiscal Year 2009.  Such payment will be prorated based on his 9/12 months of employment in ATK FY09 and based on the performance and terms as established in the beginning of the fiscal year.  This amount will be paid in a single lump sum payment in cash at the time all other EIP participants receive payment

(e)                                  Deferred Compensation.  Any compensation Mr.  Marchetto deferred under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan shall be paid in accordance with his pre-selected distribution options and the terms of that plan.  All existing deferral elections will be governed by the Alliant Techsystems Inc.  Nonqualified Deferred Compensation Plan terms.

2.                                       Severance Benefits.  In exchange for the promises of this Agreement, and after the applicable revocation period has ended, ATK will provide Mr. Marchetto with the severance benefits contained in the Executive Severance Plan and with any additional benefits identified in this Paragraph 2 (together referred to as “Severance Benefits”):

(a)                                  Severance Pay.  ATK will pay Mr. Marchetto a single lump-sum severance payment in the amount of $420,000, which is equal to twelve months base pay.  This severance payment will be subject to all applicable withholdings and will be taxable as payroll wages and provided the seven day revocation period has expired (in accordance with paragraph 9) will be paid no later than January 23, 2009.  No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(b)                                 Additional Lump Sum.  Mr. Marchetto is eligible to receive a single lump-sum payment in the amount of $15,000, to offset the cost of continuing health care coverage.  This amount will be subject to all applicable withholdings and will be taxable as payroll wages.  No 401k deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non- qualified employee benefits plans.

(c)                                  Outplacement Services.  Mr.  Marchetto will be entitled to participate in executive level outplacement services through Lee Hecht Harrison.

(d)                                 Independent Consideration.  Mr. Marchetto understands and agrees that he is only eligible for Severance Benefits because he has signed and not revoked this General Release.  Mr. Marchetto acknowledges that he is not otherwise entitled to receive such additional and valuable consideration.  Except as otherwise provided in Paragraph 7, by Mr. Marchetto’s signature on this General Release, he waives all rights to any other benefits or cash payment.  Further, Mr. Marchetto agrees that these Severance Benefits are adequate consideration for the promises herein.

3.                                       Post Employment Restrictions.

(a)                                  Confidentiality and Non-Disparagement.  Mr. Marchetto acknowledges that in the course of his employment with ATK, he has had access to confidential and propriety information and trade secrets.  Mr. Marchetto agrees to maintain the confidentiality of ATK’s confidential and proprietary information and trade secrets.  Mr. Marchetto will not disclose or otherwise make available to any person, company, or other party confidential and proprietary information or trade secrets.  Further, Mr.  Marchetto agrees not to make any disparaging or defamatory comments about any ATK employee, director, or officer, the Company, or any aspect of his employment or his separation from employment with ATK.  ATK agrees that its senior management, officers and directors will not make any disparaging or defamatory comments about Mr. Marchetto, or any aspect of his employment or separation from employment with ATK.

(b)                                 Competition Restrictions.  From January 3, 2009 through January 2, 2010, Mr. Marchetto agrees that he will not directly or indirectly, personally engage in, nor own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by any person or entity that distributes, markets or sells services or products competitive with ATK’s space craft business, which ATK manufactures, markets or sells to any customer anywhere in the world.  This is not meant to restrict Mr. Marchetto’s ability to work for any entity that develops or manufactures services or products for its own use and not for resale as component parts to others.  If during this restricted period Mr. Marchetto wishes to obtain other non-competitive employment, he agrees to meet and confer in good faith with ATK, prior to accepting such employment.  Mr. Marchetto will provide ATK with the name of any potential future employer and give ATK the right to provide a copy of this provision to said potential employer.

(c)                                  Non-solicitation.  From January 3, 2009 through January 2, 2010, Mr. Marchetto will not, directly or indirectly, on behalf of himself or others, hire, solicit, recommend for employment, identify as a potential job candidate, or take any other action that could reasonably lead any then-current ATK employee (or any employee who was employed by ATK as of January 2, 2009) to terminate his or her employment with ATK or to provide services to a person or entity other than ATK, nor will Mr.  Marchetto own manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the restricted period.

4.                                       Return of ATK Property.  Before his last day of employment, Mr.  Marchetto agrees to return all ATK property in his possession or control including, but not limited to, confidential or proprietary information, credit card, Blackberry, cell phone, computer, documents, records, correspondence, identification badge, files, keys, software, and equipment.  Further, Mr.  Marchetto agrees to repay to ATK any amounts that he owes for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PT0 time.  These debts, if any, may be withheld from Mr.  Marchetto severance payment.

5.                                       General Release of Claims By Mr. Marchetto.  Except as stated in Paragraph 7, Mr.  Marchetto hereby releases and forever discharges ATK from all claims and causes of action, whether or not Mr.  Marchetto currently has knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with his employment or termination of employment with ATK.  This includes, but is not limited to, claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Rehabilitation Act, the Minnesota Human Rights Act, the Minn. Stat. Chap. 181, and the Virginia Human Rights Act, all as amended.

This General Release includes any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Mr.  Marchetto agrees that this General Release extends to all claims which he may have as of this date against ATK based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

Mr.  Marchetto agrees that this General Release includes all damages available under any theory  of recovery, including, without limitation, any compensatory damages (including all forms of  back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages,  emotional distress damages, pain and suffering damages, consequential damages, incidental  damages, statutory fines or penalties, and/or costs or disbursements.  Except as stated in Paragraph 7, Mr.  Marchetto is completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

6.                                       Breach of Agreement and General Release of Claims.  If Mr.  Marchetto breaches any provision of this Agreement and General Release of Claims, then Mr.  Marchetto will not be entitled to, and shall return, the Severance Benefits provided in Paragraph 2.  Nor will he be entitled to the other benefits provided under this Agreement.  The prevailing party in any action to enforce this Agreement will be entitled to reasonable attorneys’ fees and costs, including in any action under this Paragraph to collect the repayment of applicable consideration.

7.                                       Exclusions from General Release.  Nothing in this Agreement shall release any claims or rights that Mr. Marchetto might have to indemnity and/or contribution from ATK in a third-party claim against him in his capacity as an officer and employee of ATK.  Mr.  Marchetto also is not waiving any right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended, or his right to assert claims that are based on events that happen after this General Release becomes effective.  Mr.  Marchetto agrees that ATK reserves any and all defenses, which it has or might have against any claims brought by Mr.  Marchetto.  These defenses include, but are not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to Mr.  Marchetto, reduced by the amount of money paid to him under this Agreement and General Release.  Nothing in this General Release interferes with Mr.  Marchetto’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation or proceeding.  Nevertheless, Mr.  Marchetto understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.

8.                                       General Release of Claims By ATK.  ATK hereby releases and forever discharges Mr. Marchetto from all claims and causes of action, whether or not ATK currently has knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with his employment or termination of employment with ATK.  This is a General Release and extends to all claims which ATK may have as of this date against Mr. Marchetto under any theory, whether legal or equitable.

9.                                       Right to Revoke.  This General Release does not become effective for a period of seven (7) days after Mr.  Marchetto signs it and Mr.  Marchetto has the right to cancel it during that time.  Any decision to revoke this General Release must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the seven (7) day time period and addressed to Paula Patineau, Senior Vice President of Human Resources, Alliant Techsystems Inc., 7480 Flying Cloud Drive, Eden Prairie, MN 55344.  Mr.  Marchetto understands that if he decides to revoke this General Release, he will not be entitled to any Severance Benefits.

10.                                 Unemployment Compensation Benefits.  If Mr.  Marchetto applies for unemployment compensation, ATK will not challenge his entitlement to such benefits.  Mr.  Marchetto understands that ATK does not decide whether any person is eligible for unemployment compensation benefits, or the amount of the benefit.

11.                                 No Wrongdoing.  By entering into this General Release, ATK does not admit that it has acted wrongfully with respect to Mr.  Marchetto employment or that he has any rights or claims against it.

12.                                 No Adequate Remedy at Law.  Mr.  Marchetto acknowledges and agrees that his breach of the post-employment restrictions provided in Paragraph 3 would cause irreparable harm to the Company and the remedy at law would be inadequate.  Accordingly, if Mr.  Marchetto violates any of the provisions of Paragraph 3, ATK is entitled to injunctive relief in addition to any other legal or equitable remedies.

13.                                 Choice of Law and Venue.  The terms of this General Release will be governed by the laws of Virginia (without regard to conflict of laws principles).  Any legal action to enforce this General Release shall be brought in a competent court of law in Fairfax County, VA.

14.                                 Severability.  If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired.  In the event that any court having jurisdiction of the Parties should determine that any of the post-employment restrictions set forth in Paragraph 3 of this General Release are overbroad or otherwise invalid in any respect, Mr.  Marchetto acknowledges and agrees that the court so holding shall construe those provision to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed.  The Parties acknowledge that uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

15.                                 No Assignment.  This General Release is personal to Mr.  Marchetto and cannot be assigned to any other person or entity.

16.                                 Attorneys’ Fees.  Mr.  Marchetto understands that he is responsible to pay his own costs and attorneys’ fees, if any, which are incurred in consulting with an attorney about this General Release.

17.                                 Entire Agreement.  This General Release constitutes the entire agreement between ATK and Mr.  Marchetto regarding the subject matter included in this document.  Mr.  Marchetto agrees that there are no promises or understandings outside of this General Release, except with respect to his continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information, as well as his obligations to maintain the confidentiality of secret or top secret information.  This General Release supersedes and replaces all prior or contemporaneous discussions, negotiations or understandings regarding Mr.  Marchetto’s termination of employment and the subject matter of this Agreement, whether written or oral, except as set forth herein.  Any modification or addition to this General Release must be in writing, signed by an officer of ATK and Mr.  Marchetto.

18.                                 Offer and Opportunity to Review.

(a)                                  Mr.  Marchetto certifies that he is signing this General Release voluntarily and with full knowledge of its consequences.  Mr.  Marchetto understands that he has twenty-one (21) days from the date he received this General Release to consider it, and that he does not have to sign it before the end of the twenty-one (21) day period.  Mr.  Marchetto is advised to use this time to consult with an attorney prior to executing this General Release.

(b)                                 Mr.  Marchetto understands that the offer to accept this General Release remains open for twenty-one (21) days.  If Mr.  Marchetto has not signed this General Release within twenty-one (21) days of receiving it, then this offer expires and ATK will be under no obligation to accept this General Release or to provide any Severance Benefits.

19.                               Understanding and Acknowledgement.  Mr.  Marchetto understands all of the terms of this General Release and has not relied on any oral statements or explanation by ATK.  Mr.  Marchetto has had adequate time to consult with legal counsel and to consider whether to sign this General Release, and Mr.  Marchetto is signing it knowingly and voluntarily.

IN WITNESS WHEREOF, Mr.  Marchetto and ATK execute this Agreement and General Release by their signatures below.

ALLIANT TECHSYSTEMS INC.		Carl A. Marchetto

/s/ Paula J. Patineau		/s/ Carl A. Marchetto
By: Paula J. Patineau		Signature
Its: Senior Vice President
Human Resources and Administrative Services

Date:	12/16/08	Date:	12-17-2008